KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Report of Independent Registered Public Accounting Firm The Board of Directors Wells Fargo Bank, National Association: ASSESSMENT OF COMPLIANCE WITH THE APPLICABLE SERVICING CRITERIA, that the Corporate Trust Services division of Wells Fargo Bank, National Association (the Company ) complied with the servicing criteria set forth in Item 1122(d) of the for residential mortgage- transactions, commercial mortgage- -backed securities services, and for which either (a) some or all of the issued securities for such RMBS, CMBS, and ABS transactions were publicly offered on or after January 1, 2006 pursuant to a registration statement delivered under the Securities Act of 1933, as amended, or (b) the issued securities for such RMBS, CMBS, and ABS transactions were privately offered on or after January 1, 2006 pursuant to an exemption from registration and the Company has an obligation under the transaction agreements to deliver an assessment of compliance with the applicable servicing criteria under Item 1122(d) of Regulation AB; provided however that, the platform excludes any transactions for which the offered securities were issued, sponsored and/or guaranteed by any agency or instrumentality of the U.S. government or any government-sponsored entity, other than certain RMBS transactions for which the offered securities were issued, sponsored and/or guaranteed by the Federal as of and for the twelve months ended December 31, 2022. Appendix A to the ASSESSMENT OF COMPLIANCE WITH THE APPLICABLE SERVICING CRITERIA identifies the individual asset-backed transactions and securities defined by management as constituting the Document Custody Platform. Management has determined that the servicing criteria set forth in Item 1122(d)(1)(ii) and 1122(d)(1)(iv) are applicable to the servicing activities performed by the Company with respect to the Document Custody Platform as of and for the twelve months ended December 31, The anagement has determined that all other servicing criteria set forth in Item 1122(d) are not applicable to the Company because the Company does not perform activities with respect to the Document Custody Platform relating to those servicing criteria. with the Applicable Servicing Criteria Applicable Servicing Criteria based on our examination. Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants to obtain reasonable assurance and, accordingly, included examining, on a test Applicable Servicing Criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Document Custody Platform, testing selected servicing activities related to the Document Custody Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the Applicable Servicing Criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by Exhibit 34.4

2 this report for the selected transactions or any other transactions. We believe that our examination provides a compliance with the Applicable Servicing Criteria. We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to the examination engagement. Applicable Servicing Criteria as of and for the twelve months ended December 31, 2022 is fairly stated, in all material respects. We do not express an opinion or any form of assurance on the statements in Appendix B to the ASSESSMENT OF COMPLIANCE WITH THE APPLICABLE SERVICING CRITERIA. Chicago, Illinois February 17, 2023 /s/ KMPG LLP